Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC  20004
Tel.  202.739.3000
Fax: 202.739.3001

www.morganlewis.com


February 27, 2004



The Advisors' Inner Circle Fund
101 Federal Street
Boston, MA 02110

Re: Opinion of Counsel regarding Post-Effective Amendment No. 69 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 33-42484).
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Ladies and Gentlemen:

We have acted as counsel to The Advisors' Inner Circle Fund, a Massachusetts trust (the "Trust"), in connection with the above-referenced Registration Statement (as amended, the "Registration Statement") which relates to the Trust's units of beneficial interest, with no par value per share (collectively, the "Shares") of the Acadian Emerging Markets Portfolio, the AIG Money Market Fund, the CB Core Equity Fund, the Chartwell Large Cap Core Fund, the Chartwell Small Cap Value Fund, the Commerce Capital Government Money Market Fund, the Commerce Capital Treasury Obligations Money Market Fund, the C&B Mid Cap Value Portfolio, the C&B Large Cap Value Portfolio, the C&B Tax-Managed Value Portfolio, the FMA Small Company Portfolio, the FMC Select Fund, the FMC Strategic Value Fund, the HGK Equity Value Fund, the HGK Mid Cap Value Fund, the ICM Small Company Portfolio, the Independence Small Cap Portfolio, the Japan Smaller Companies Fund, the LSV Value Equity Fund, the McKee International Equity Portfolio, the McKinley Capital Large Cap Growth Fund, the Rice Hall James Micro Cap Portfolio, the Rice Hall James Small/Mid Cap Portfolio, the Sirach Bond Portfolio, the Sirach Equity Portfolio, the Sirach Growth Portfolio, the Sirach Special Equity Portfolio, the Sirach Strategic Balanced Portfolio, the Sterling Capital Balanced Fund, the Sterling Capital Small Cap Value Fund, the Georgia Municipal Bond Fund, the Intermediate-Term Bond Fund, the Large Cap Core Equity Fund, the Mid Cap Value Fund, the Toews Nasdaq-100 Hedged Index Fund, the Toews S&P 500 Hedged Index Fund, the TS&W Equity Portfolio, the TS&W Fixed Income Portfolio, the TS&W International Equity Portfolio and the United Association S&P 500 Index Fund. This opinion is being delivered to you in connection with the Trust's filing of Post-Effective Amendment No. 69 to the Registration Statement (the "Amendment") to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933 (the "1933 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

         (a) a certificate of the Commonwealth of Massachusetts as to the existence of the Trust, which is duly authorized and validly existing under the laws of the Commonwealth of Massachusetts;

         (b) the Agreement and Declaration of Trust for the Trust and all amendments and supplements thereto (the "Declaration of Trust");

         (c) a certificate executed by William E. Zitelli, Jr., Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration of Trust and Amended and Restated By-Laws (the "By-Laws"), and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares; and

         (d)      a printer's proof of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

Based upon the foregoing, and subject to the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the Commonwealth of Massachusetts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius